Exhibit (a)(5)(F)

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS ANNOUNCES RECEIPT OF ANTITRUST

CLEARANCE FOR ITS PREVIOUSLY ANNOUNCED ACQUISITION OF

SYNERGETICS USA, INC.

Laval, Quebec — October 5, 2015 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant”) announced that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) with respect to the previously announced tender offer by its indirect wholly owned subsidiary, Blue Subsidiary Corp., for all of the outstanding shares of common stock of Synergetics USA, Inc. (NASDAQ: SURG) (“Synergetics”) at a price per share of $6.50, net to the holder in cash (less any applicable withholding taxes and without interest), plus one contractual contingent value right per share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) was granted early termination, effective October 5, 2015, by the U.S. Federal Trade Commission. The waiting period was scheduled to expire at 11:59 p.m., New York City time on October 7, 2015. The early termination of the HSR waiting period satisfies one of the conditions to consummate the tender offer. The completion of the tender offer remains subject to certain other conditions as described in the Tender Offer Statement on Schedule TO filed by Valeant on September 16, 2015, as amended. Subject to the satisfaction of the other conditions to closing, the transaction is expected to close in the fourth quarter of 2015.

About Valeant Pharmaceuticals International, Inc.

Valeant is a multinational, specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-Looking Statements

This press release may contain forward-looking statements regarding, among other things, the proposed acquisition by Valeant of Synergetics and expected timing of the transaction. Because these statements reflect Valeant’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed business combination of the companies and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Valeant’s business and/or Synergetics’ business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; and other risks and uncertainties, including those detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission (“SEC”) and, in the case of Valeant, the Canadian Securities Administrators (“CSA”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, which have been filed with the SEC and in the case of Valeant, the CSA. The forward-looking statements in this press release are qualified by these risk factors. The companies assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Synergetics. Valeant filed a Tender Offer Statement on Schedule TO with the SEC on September 16, 2015. Synergetics filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on September 16, 2015. Stockholders of Synergetics are urged to read the tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as amended (to the extent applicable), because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Synergetics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available to all stockholders of Synergetics free of charge at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents that Valeant files with the SEC are and/or will be made available to all stockholders of Synergetics free of charge at www.valeant.com. The Solicitation/Recommendation Statement and the other documents filed by Synergetics with the SEC are, and will be, made available to all stockholders of Synergetics free of charge at www.synergeticsusa.com.

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